PRESS RELEASE
                                  -------------

June 3, 2003                            Samuel J. Malizia, Chairman of the Board
                                        Nittany Financial Corp.
                                        (814) 466-6625

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320


                        NITTANY FINANCIAL CORP. COMPLETES
                        ADDITIONAL COMMON STOCK OFFERING


         June 3, 2003, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Ticker Symbol "NTNY"), the holding company of Nittany Bank, State College, Pennsylvania, announced that it has completed the additional common stock offering previously announced on April 25, 2003 and commenced on May 19, 2003. The Corporation has accepted orders for its common stock at a price of $15.50 per share. The stock offering was oversubscribed, and improperly-completed orders and orders received after June 2, 2003 will be refunded. It is expected that stock certificates will be issued in approximately 15-30 days.

         Chairman of the Board of the Corporation, Sam Malizia, stated "the Corporation sold over $2.3 million shares of stock in about two weeks, which greatly exceeded all expectations. The Corporation hopes to continue to grow and expand services to the State College area with the proceeds of the stock offering. As the only FDIC-insured financial institution headquartered and operated solely in State College, we truly are State College's hometown bank."

         The President of the Corporation, David Richards, stated "the proceeds of the offering will increase the Bank's working and regulatory capital and permit the Bank to invest in loans and other assets in State College. The stock was sold to existing stockholders and residents of the State College area and we are disappointed that we will have to return many unfulfilled orders. However, under applicable securities laws, we had a set number of shares registered and legally available for sale."

         Nittany Bank conducts its business through four offices located at 116 East College Avenue, 1276 North Atherton Street, 129 Rolling Ridge Drive (Hills Plaza) and 2541 East College Avenue (near Nittany Mall). The Corporation, through its wholly-owned subsidiary, Vantage Investments Advisors, LLC, offers alternative investments and securities for individuals, benefit plans and businesses.